Exhibit 99.1

News Release

Company Contacts:	John Kispert
Chief Financial Officer
(408) 875-6224
john.kispert@kla-tencor.com

Cary Halsted (Investment Community)
Vice President, Investor Relations
(408) 875-2406
cary.halsted@kla-tencor.com

Uma Subramaniam (Media)
Director, Corporate Communications
(408) 875-5473
uma.subramaniam @kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR POSTS THIRD QUARTER FISCAL YEAR 2005 EARNINGS OF
$123 MILLION ON REVENUES OF $542 MILLION

SAN JOSE, Calif, April 28, 2005 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its third quarter of fiscal 2005, ended March 31, 2005. Revenues for the quarter were $542 million, up 2% from $533 million in the previous quarter and up 39% from $390 million in the third quarter of fiscal 2004. The net income for the quarter was $123 million or $0.61 per diluted share, compared with net income of $122 million or $0.61 per diluted share in the prior quarter and $66 million or $0.33 per diluted share in the third quarter of fiscal 2004.

“Our strong financial performance reflects our ability to deliver solutions that our customers need to accelerate their development and production ramps,” stated Ken Schroeder, President and Chief Executive Officer of KLA-Tencor. “Our focus on operational execution has resulted in significant increase in our cash levels which we intend to use for various internal and external growth initiatives, and dividend for our shareholders. With process control playing a vital role in bringing advance technologies to market profitably, we continue to invest in the solutions that will enable our customers to achieve manufacturing success in their current production lines as well as their next-generation pilot lines.”

KLA-Tencor reported ending the quarter with approximately 9 months of product related shipment and revenue backlog. On a geographic basis, Japan continued to post strong bookings. Japan was 31 percent of orders, higher than its historical average of 20 percent; Taiwan was 27 percent, above its historical average of 20 percent; Korea, China and Singapore combined were 18 percent of orders, below their combined historical average of 20 percent; U.S. was 17 percent of orders, below its historical average of 25 percent; and Europe was 7 percent, lower than its historical average of 15 percent.

We continued to have strong gross margins as we benefit from cost reductions initiatives and high manufacturing utilization. Operating expenses increased from $160 million in the prior quarter to $165 million in the current quarter as a result of investment in research and development for new process control technology solutions and systems to drive business efficiencies.

Cash, cash equivalents and marketable securities increased by $183 million to $2.11 billion compared to the end of the prior quarter, while the balance sheet remained free of long-term debt. Inventory increased by $3 million to $354 million, as we schedule our shipments to meet customer requirements. Accounts receivable decreased by $1 million to $445 million on lower product shipments.

Forward Looking Statements: Statements in this press release regarding the Company’s development efforts and investments and customer achievement of manufacturing success, total shipment and revenue backlog at current operating levels, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For a description of other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The Company undertakes no obligation to update these forward-looking statements.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

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KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	March 31,	June 30,
	2005	2004
(In thousands)
ASSETS
Cash, short-term investments and marketable securities	$2,108,344	$1,876,356
Accounts receivable, net	445,227	372,773
Inventories	353,546	337,414
Land, property and equipment, net	392,773	376,052
Other assets	659,747	576,584

Total assets	$3,959,637	$3,539,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,389	$63,991
Deferred system profit	272,207	284,813
Unearned revenue	65,563	57,318
Other current liabilities	573,924	505,507

Total current liabilities	977,083	911,629

Minority interest in subsidiary	7,676	—
Stockholders’ equity:
Common stock and capital in excess of par value	954,394	984,804
Retained earnings	2,002,232	1,640,587
Accumulated other comprehensive income	18,252	2,159

Total stockholders’ equity	2,974,878	2,627,550

Total liabilities and stockholders’ equity	$3,959,637	$3,539,179

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
(In thousands, except per share data)
Revenues:
Product	$463,171	$312,645	$1,360,412	$827,614
Service	78,440	77,127	232,825	218,666

Total revenues	541,611	389,772	1,593,237	1,046,280
Costs and operating expenses:
Costs of revenues	221,838	170,605	655,042	482,515
Engineering, research and development	88,812	69,149	253,120	203,531
Selling, general and administrative	76,114	62,265	217,753	184,451

Total costs and operating expenses	386,764	302,019	1,125,915	870,497

Income from operations	154,847	87,753	467,322	175,783
Interest income and other, net	7,292	4,909	22,054	20,642

Income before income taxes and minority interest	162,139	92,662	489,376	196,425
Provision for income taxes	40,065	26,480	130,055	48,891

Income before minority interest	122,074	66,182	359,321	147,534
Minority interest	1,089	—	2,324	—

Net income	$123,163	$66,182	$361,645	$147,534

Net income per share:
Basic	$0.63	$0.34	$1.84	$0.76

Diluted	$0.61	$0.33	$1.80	$0.73

Weighted average number of shares:
Basic	196,883	196,159	196,244	194,519

Diluted	202,239	203,150	200,977	201,952